FREE WRITING PROSPECTUS DATED MARCH 20, 2007 TO FREE WRITING PROSPECTUS DATED MARCH 12, 2007	Filed pursuant to Rule 433(d)
(For use with Base Prospectus dated December 11, 2006)	Registration Statement No. 333-134691

$245,625,000
(Approximate)

INDYMAC ABS, INC.
Depositor

Sponsor, Seller and Servicer

Home Equity Mortgage Loan Asset-Backed Trust,
Series INDS 2007-2
Issuing Entity

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-877-867-2654.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

FREE WRITING PROSPECTUS DATED MARCH 20, 2007 TO FREE WRITING PROSPECTUS DATED MARCH 12, 2007

(For use with Base Prospectus dated December 11, 2006)

$245,625,000

(Approximate)

INDYMAC ABS, INC.
Depositor
Sponsor, Seller and Servicer

Home Equity Mortgage Loan Asset-Backed Trust,
Series INDS 2007-2
Issuing Entity

UBS Investment Bank
(Lead Manager)

IndyMac Securities Corp.
(Co-Manager)

The Swap Agreement Calculation Amount schedule on page 48 is deleted in its entirety and replaced with the following:

Month of Distribution Date	Swap Agreement Calculation Amount ($)	Month of Distribution Date	Swap Agreement Calculation Amount ($)
April-07	1,000,000	October-10	244,975
May-07	993,436	November-10	236,203
June-07	985,447	December-10	227,744
July-07	976,043	January-11	219,586
August-07	965,239	February-11	211,720
September-07	953,054	March-11	204,134
October-07	939,517	April-11	196,819
November-07	787,033	May-11	189,765
December-07	773,299	June-11	182,962
January-08	758,514	July-11	176,403
February-08	742,722	August-11	170,077
March-08	725,972	September-11	163,978
April-08	708,316	October-11	158,096
May-08	689,812	November-11	152,424
June-08	670,522	December-11	146,955
July-08	650,511	January-12	141,681
August-08	629,847	February-12	136,596
September-08	608,611	March-12	131,692
October-08	586,890	April-12	126,964
November-08	565,940	May-12	122,404
December-08	545,735	June-12	118,008
January-09	526,249	July-12	113,769
February-09	507,456	August-12	109,681
March-09	489,333	September-12	105,739
April-09	471,854	October-12	101,939
May-09	454,998	November-12	98,274
June-09	438,742	December-12	94,740
July-09	423,065	January-13	91,333
August-09	407,946	February-13	88,048
September-09	393,366	March-13	84,880
October-09	379,305	April-13	81,826
November-09	365,745	May-13	78,881
December-09	352,668	June-13	76,041
January-10	340,057	July-13	73,303
February-10	327,895	August-13	70,664
March-10	316,167	September-13	68,118
April-10	304,856	October-13	65,664
May-10	293,949	November-13	63,298
June-10	283,431	December-13	61,017
July-10	273,287	January-14	58,817
August-10	263,505	February-14	56,696
September-10	254,072	March-14	54,651

UBS Investment Bank
(Lead Manager)

IndyMac Securities Corp.
(Co-Manager)